Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
BancPlus Corporation and Subsidiaries
Ridgeland, Mississippi

We consent to the inclusion in this registration statement on Form S-8 of our report dated March 4, 2022, on our audits of the consolidated balance sheets of BancPlus Corporation and its subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2021.

/s/ BKD, LLP

Jackson, Mississippi
March 24, 2022